EXHIBIT 99.1

Garmin Announces Record Fourth Quarter Revenues Above $611 Million;
EPS Increases over 100% to $0.82

Cayman Islands/February 14, 2007/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record fourth quarter and fiscal year ended December 30, 2006. Highlights of the quarter and full year include:

Fourth Quarter 2006 Financial Highlights:

•	Total revenue of $611 million, up 92% from $319 million in fourth quarter 2005

•	Auto/mobile segment revenue increased 173% to $445 million in fourth quarter 2006

•	Outdoor/fitness segment revenue increased 16% to $80 million in fourth quarter 2006

•	Marine segment revenue declined 10% to $25 million in fourth quarter 2006

•	Aviation segment revenue increased 3% to $61 million in fourth quarter 2006

•	All geographic areas experienced solid growth:

•	North America revenue was $393 million compared to $211 million, up 86 percent

•	Europe revenue was $194 million compared to $93 million, up 109 percent

•	Asia revenue was $24 million compared to $15 million, up 60 percent

•	Earnings per share increased 105% to $0.82 from $0.40 in 2005; excluding foreign exchange, EPS increased 102% to $0.87 from $0.43 in 2005

•	Fourth quarter 2006 results include a $0.07 favorable impact to earnings per share due to credits achieved by reaching higher unit volume levels during the period

Business Highlights:

•	Strong holiday season, solid sell-through, leaving channel inventories clean

•	Inventory drawn down significantly, as anticipated

•	Margins improved through contributions from increased production volumes and operating leverage across the business

•	Manufacturing facilities fulfilled strong holiday demand for product effectively and efficiently, with no component shortages

•	Two million units sold in the fourth quarter of 2006, up 100% from the same quarter in 2005

•
Seasonal promotion campaigns and product displays, multi-media advertising, and cooperative advertising activities stimulated sales solidified our leadership position in the U.S. and increased our brand awareness in Europe

FY 2006 Financial Highlights:

•	Total revenue of $1.77 billion, up 73% from $1.03 billion in fiscal 2005

•	Auto/mobile segment revenue increased 170% to $1.1 billion in 2006

•	Outdoor/fitness segment revenue increased 20% to $285 million in 2006

•	Marine segment revenue increased 5% to $167 million in 2006

•	Aviation segment revenue increased 2% to $233 million in 2006

•	All geographic areas experienced solid growth:

•	North America revenue was $1.1 billion compared to $661 million, up 66 percent

•	Europe revenue was $593 million compared to $316 million, up 88 percent

•	Asia revenue was $87 million compared to $50 million, up 74 percent

•	Earnings per share increased 64% to $2.35 from $1.43 in 2005; excluding foreign exchange, EPS increased 72% to $2.35 from $1.37 in 2005

Business Highlights:

•	Introduced over 70 new products in 2006, expanding our portable automotive product line and refreshing a number of product categories across all of our business segments

•	5.4 million units sold in 2006, up 80% from 2005, raising the Company’s total to over nineteen million units shipped to date, an important benchmark of the strength of the Garmin brand

•
Created innovative and exciting portable automotive navigation products which drove triple-digit growth in this segment, allowing Garmin to command a #1 market share position in the U.S. and a solid #2 market share position in Europe

•
Expanded relationships with car rental companies to seven of the eight major rental car companies in the U.S., increasing brand awareness and creating important product trial opportunities among prospective customers

•	Expanded leadership role as a partner with motorcycle manufacturers and enthusiasts, providing both custom solutions and full-featured off-the-shelf products for the aftermarket

•	Solidified our position as the leader in GPS-enabled fitness devices with the introduction of the Edge bicycle product and the updated ForeRunner product

•
Completed our first very light jet certification, the Cessna Mustang, and continued to expand technologies like WAAS, RADAR, and digital autopilot, further increasing our leadership position in the integrated cockpit market for general aviation

•	Expanded advertising campaigns and better product positioning in U.S. retailers strengthened our leadership position in the face of growing competition

•	Expansion of sales and marketing resources and aggressive advertising campaigns resulted in greater brand awareness, improving market share, and broader distribution in Europe

•	Opened our first retail store in Chicago’s premier shopping district, the Magnificent Mile, in time to participate in the holiday shopping season

Executive Overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“2006 was truly a remarkable year for Garmin. We are delighted to have introduced over 70 innovative new products. These products - which include many automotive, recreational, fitness, marine, and aviation products - have been enthusiastically received by the market. We also look forward to our customers’ reactions to exciting products we have scheduled for delivery in early 2007.

We experienced triple digit growth in our automotive product line, clearly demonstrating that our strategy effectively positions us to take advantage of the growing demand for portable navigation devices both in the U.S. and in Europe. We look forward to ongoing success from our broad portfolio of automotive products. Through continuous innovation, we will provide compelling, competitive and creative products like the highly acclaimed nüviTM, which provide high-quality navigation coupled with features like traffic, Bluetooth hands-free calling, real-time gas prices, weather, movie times, and more. We have the focus, drive, and commitment to continue our leadership position in the rapidly expanding automotive market through 2007 and beyond.

Additionally, our outdoor/fitness line continues to show strong growth as we create exciting new products for outdoor and fitness enthusiasts. While our marine and aviation segment revenues were not as strong as we had hoped for in 2006, both segments are well-positioned for strong growth in 2007. Our innovative marine cartography and a new suite of marine products should drive growth in this segment. In addition, as Mustang cockpit shipments, WAAS upgrades, new retrofit products, and other exciting developments unfold in 2007, our aviation segment will once again post solid growth.

To reach our goals, we have significantly expanded our worldwide marketing and sales efforts. We have also increased our distribution and manufacturing capacities to meet future demand and compete effectively in the global marketplace. In addition, we have recently made three acquisitions that will allow us to continue to develop exciting new technologies and expand distribution of our products.”

Financial Overview from Kevin Rauckman, Chief Financial Officer:

“We are obviously pleased with our financial results for the fourth quarter and fiscal year 2006,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during 2006 grew 73% and 64% respectively, exceeding our expectations. Garmin has now completed six years as a public company and has consistently generated top line and bottom line growth, with a 6-year compounded annual growth rate of revenue and earnings per share of 30% and 28%, respectively.

Our gross and operating margins held strong, exceeding our expectations, coming in at 50% and 31% respectively. We also generated $269 million of free cash flow in 2006, resulting in unrestricted cash and marketable securities balance of $818 million at the end of the fiscal year. Our return on invested capital (ROIC) was 69% during fiscal 2006.”

Fiscal 2007 Outlook

We remain optimistic about the future success of our business and our ability to serve customers and distributors around the world. General perspective on overall business expectations for 2007, including our four business segments are:

•	We anticipate overall revenue to exceed $2.5 billion in 2007, and earnings per share to exceed $2.70 assuming an effective tax rate of approximately 15 percent.

•	We anticipate aviation revenues to grow 20 percent in 2007. Growth is expected to occur within both G1000 OEM and aviation aftermarket shipments.

•
We anticipate marine revenues to grow 20 percent in 2007. Growth will come from our innovative next generation offshore and inland marine cartography that will be introduced across our exciting new marine chartplotter lines.

•
We anticipate outdoor/fitness segment revenues to grow 20 percent in 2007 led by new outdoor products with enhanced features, high sensitivity GPS receivers, expandable memory and unique functionality, like our recently announced dog-tracker product, the Astro. Fitness product enhancements slated for our fitness line and better penetration of targeted fitness markets will drive revenue growth as well.

•	We anticipate automotive/mobile revenues to grow 50 percent in 2007, with declining operating margins due to product mix and a continued transition toward mass market levels.

•
We look forward to introducing many innovative product lines this year. 2007 product introductions began with new auto, outdoor, and wireless products introduced during January’s very successful Consumer Electronics Show in Las Vegas.

•	We expect continued expansion of our Jhongli manufacturing facility to meet growing demand for our products in 2007.

•
We will maintain our focus on new opportunities and expansion of distribution throughout Europe; growth will be supported through the recent acquisition of our French distributor, continued improvement of our distribution systems within Europe, and continued emphasis on advertising to enhance awareness of the Garmin brand.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. and Subsidiaries
Net income per share, exluding FX
(in thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net Income (GAAP)	$180,345	$87,135	$514,123	$311,219
Foreign currency (gain) / loss, net of tax effects	$8,850	$7,761	($516)	($12,746)
Net income, excluding FX	$189,195	$94,896	$513,607	$298,473

Net income per share (GAAP):
Basic	$0.84	$0.40	$2.38	$1.44
Diluted	$0.82	$0.40	$2.35	$1.43

Net income per share, excluding FX:
Basic	$0.88	$0.44	$2.37	$1.38
Diluted	$0.87	$0.43	$2.35	$1.37

Weighted average common shares outstanding:
Basic	215,857	215,894	216,340	216,294
Diluted	218,630	218,304	218,845	218,236

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. and Subsidiaries
Free Cash Flow
(in thousands)

	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,
	2006	2005
Net cash provided by operating activities	$361,855	$247,005
Less: purchases of property and equipment	(92,906)	(27,130)
Free Cash Flow	$268,949	$219,875

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital. ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. and Subsidiaries
Return on Invested Capital (ROIC)
(in thousands)

	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,
	2006	2005
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$554,559	$338,170
Less: Taxes on Operating Income	(80,431)	(61,381)
Net Operating Profit after Taxes (NOPAT)	$474,128	$276,789

Invested Capital (IC)
Total Assets	$1,897,020	$1,362,235
Less: Cash & Marketable Securities	818,197	711,075
Less: Deferred Income Taxes	55,996	29,615
Less: Non-Interest Bearing Current Liabilities	337,682	195,485
Operating Invested Capital (IC)	$685,145	$426,060

Return on Invested Capital	69%	65%

2007 Annual Meeting

Garmin Ltd. also announced that its annual shareholders meeting will be held at 10:00 a.m., Central Time, on June 8, 2007 at the headquarters of Garmin International, Inc., 1200 E. 151st Street, Olathe, Kansas, 66062. The record date for shareholders entitled to vote at the annual meeting is April 16, 2007.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When: Wednesday, February 14, 2007 at 11:00 a.m. Eastern
Where: http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How: Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact: investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 5543997. An archive of the live webcast will be available until March 16, 2007 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2007, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2007 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 25, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2005 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	13-Weeks Ended	14-Weeks Ended	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Net sales	$611,224	$319,296	$1,774,000	$1,027,773

Cost of goods sold	306,771	156,857	891,614	492,703

Gross profit	304,453	162,439	882,386	535,070

Selling, general and
administrative expense	74,346	44,230	214,513	122,021

Research and development
expense	31,209	20,017	113,314	74,879
Operating expense	105,555	64,247	327,827	196,900

Operating income	198,898	98,192	554,559	338,170

Other income(expense) (A)	653	(2,581)	39,995	34,430

Income before income taxes	199,551	95,611	594,554	372,600

Income tax provision	19,206	8,476	80,431	61,381

Net income	$180,345	$87,135	$514,123	$311,219

Net income per share:
Basic	$0.84	$0.40	$2.38	$1.44
Diluted	$0.82	$0.40	$2.35	$1.43

Weighted average common
shares outstanding:
Basic	215,857	215,894	216,340	216,294
Diluted	218,630	218,304	218,845	218,236

(A)
Includes $9.8 million of foreign currency losses in Q4 2006 and $8.5 million of foreign currency losses in Q4 2005; includes $0.6 million of foreign currency gains in FY 2006 and $15.3 million of foreign currency gains in FY 2005.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$337,321	$334,352
Marketable securities	73,033	32,050
Accounts receivable, net	403,524	170,997
Inventories	271,008	199,841
Deferred income taxes	55,996	29,615
Prepaid expenses and other current assets	28,202	34,312

Total current assets	1,169,084	801,167

Property and equipment, net	250,988	179,173

Restricted cash	1,525	1,356
Marketable securities	407,843	344,673
Other assets, net	67,580	35,866
Total assets	$1,897,020	$1,362,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$88,375	$76,516
Other accrued expenses	154,639	55,815
Income taxes payable	94,668	63,154

Total current liabilities	337,682	195,485

Long-term debt (less current portion)	248	-

Deferred income taxes	1,191	9,486

Stockholders' equity:
Common stock	1,082	1,081
Additional paid-in capital	83,438	96,242
Retained earnings	1,478,655	1,072,454
Accumulated other comprehensive gain	(5,276)	(12,513)

Total stockholders' equity	1,557,899	1,157,264
Total liabilities and stockholders' equity	$1,897,020	$1,362,235

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	52-Weeks Ended	53-Weeks Ended
	December 30,	December 31,
	2006	2005
Operating activities:
Net income	$514,123	$311,219
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	21,535	18,693
Amortization	22,940	24,903
Loss on sale of property and equipment	67	37
Provision for doubful accounts	955	445
Deferred income taxes	(35,060)	8,833
Foreign currency translation (gains)/losses	(344)	(13,957)
Purchase of licenses	(2,950)	(4,192)
Provision for obsolete and slow-moving inventories	23,245	14,755
Stock compensation expense	11,913	925
Realized gains on marketable securities	(3,852)	-
Changes in operating assets and liabilities:
Accounts receivable	(230,111)	(61,607)
Inventories	(92,708)	(61,262)
Other current assets	(4,357)	(16,021)
Accounts payable	10,187	24,127
Other current liabilities	97,167	4,283
Income taxes payable	29,105	(4,176)
Net cash provided by operating activities	361,855	247,005

Investing activities:
Purchases of property and equipment	(92,906)	(27,130)
Purchase of intangible assets	(3,115)	(3,560)
Proceeds from sale of property and equipment	76	-
Purchase of marketable securities	(453,085)	(342,359)
Sale of marketable securities	359,313	283,253
Change in restricted cash	(169)	98
Purchase of MotionBased/Dynastream	(36,499)	(1,483)
Net cash used in investing activities	(226,385)	(91,181)

Financing activities:
Dividends	(107,923)	(53,974)
Tax benefit related to stock option exercise	9,660	-
Payments on long-term debt	(11)	-
Proceeds from issuance of common stock through
stock purchase plan	3,569	2,824
Proceeds from issuance of common stock from
exercise of stock options	12,505	6,866
Purchase of common stock	(50,450)	(26,653)
Net cash used in financing activities	(132,650)	(70,937)

Effect of exchange rate changes on cash and cash equivalents	149	(444)

Net increase in cash and cash equivalents	2,969	84,443
Cash and cash equivalents at beginning of period	334,352	249,909
Cash and cash equivalents at end of period	$337,321	$334,352